Exhibit 99.1

Optimer Pharmaceuticals Reports Third Quarter 2009 Financial Results

Company provides update on product development programs

SAN DIEGO — November 3, 2009- Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today reported financial results for the third quarter ended September 30, 2009.  Optimer reported a net loss for the third quarter of 2009 of $9.4 million, or $0.28 per share, which was in line with the Company’s expectations. This compares to a net loss for the third quarter of 2008 of $9.2 million, or $0.31 per share.  Research and development expenses in the third quarter of 2009 were $7.2 million, compared to $7.9 million in the third quarter of 2008.  The decrease was primarily due to the completion of the Pruvel™(prulifloxacin) Phase 3 trials.  The decrease was partially offset by an increase in expenses to prepare regulatory filings related to fidaxomicin and Pruvel.

As of September 30, 2009, Optimer held cash, cash equivalents and short-term investments of $42.5 million.

“It’s been another strong quarter for Optimer, marked by significant interaction with the medical community on the Phase 3 data profiling the characteristics and attributes of fidaxomicin and Pruvel,” said Michael N. Chang, Ph.D., Optimer’s President and Chief Executive Officer. “Additional data from the North American Phase 3 fidaxomicin trial were recently presented at the ICAAC and IDSA medical conferences further demonstrating why we believe fidaxomicin has the potential to be the optimal treatment for CDI.”

Corporate Updates

•                  Following discussions with the FDA, Optimer has elevated global cure to a secondary endpoint from an exploratory endpoint in the second Phase 3 fidaxomicin trial.  Given the significant problem with recurrence in CDI patients, Optimer believes that the medical community is placing greater emphasis on global cure, defined as a cure without a recurrence. The global cure rate of fidaxomicin versus vancomycin was 77.7% versus 67.1% (p=0.006) in Optimer’s North American Phase 3 trial.

•                  Optimer expects to complete enrollment of the second Phase 3 trial of fidaxomicin in 2009, and anticipates reporting top-line data in the first quarter of 2010.  The Company continues to engage in partnering discussions regarding fidaxomicin to maximize its value.

•                  Optimer recently entered into a number of transactions involving OBI, the Company’s Taiwan subsidiary, to provide OBI with funding for the development of two of Optimer’s early-stage, non-core programs, OPT-88 and OPT-822/821, and to allow Optimer to focus on its late-stage anti-infective programs, fidaxomicin and Pruvel.  Pursuant to these transactions, Optimer assigned to OBI certain patent rights, information and know-how related to OPT-88, a preclinical product candidate for the treatment of osteoarthritis, and OPT-822/821, a carbohydrate-based cancer immunotherapy product candidate. Optimer is eligible to receive up to $10 million in milestone payments and single-digit royalties on net sales for any product developed and commercialized under the programs.

To provide capital for OBI’s development of OPT-88 and OPT-822/821, Optimer and a group of new investors purchased approximately $3.7 million and $2.5 million, respectively, in new OBI common shares.  Also in connection with the transactions, Optimer sold forty percent of its pre-transaction OBI common shares to the new investors for proceeds of $2.1 million. Optimer maintains a sixty percent ownership interest in OBI following the completion of these transactions.

Recent Corporate Highlights

•                  Three fidaxomicin-related abstracts from Optimer’s North American Phase 3 study in patients with Clostridium difficile infection (CDI) were presented at the 47th Annual Meeting of the Infectious Diseases Society of America in October 2009. Clinical investigator Mark Miller, M.D., presented data showing that patients treated with fidaxomicin had a faster time to resolution of diarrhea compared to those treated with vancomycin. Faster time to resolution of diarrhea may reduce the spread of CDI in healthcare facilities and improve patients’ quality of life. Clinical investigator Kate Mullane, D.O., presented data showing that treatment with fidaxomicin compared to vancomycin in patients also receiving concomitant antibiotics resulted in higher clinical cure rates, lower recurrence rates and improved global cure rates.

•                  Seven fidaxomicin-related abstracts from Optimer’s North American Phase 3 study were presented at the 49th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September 2009. The additional data presented highlight fidaxomicin’s unique profile as a new antibiotic class with beneficial characteristics for treating CDI such as lower recurrence rates, reduced risk of vancomycin-resistant enteroccoci (VRE) acquisition, favorable pharmacokinetic profile, and a safety profile comparable to that of vancomycin.

•                  The full data analysis from the second Phase 3 clinical study for Pruvel was presented at ICAAC in September 2009. Data presented by primary investigator Robert Steffen, M.D., showed that Pruvel shortened recovery time in adult travelers suffering from infectious diarrhea.

•                  The United States Patent and Trademark Office recently issued a patent which covers the composition of matter of CEM-101/(OP-1068).  CEM-101/(OP-1068) is a macrolide derivative originally developed by Optimer and licensed to Cempra Pharmaceuticals who recently completed a Phase 1 clinical trial for the treatment of respiratory infections.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin, formerly known as OPT-80, is the only antibiotic therapy currently in Phase 3 worldwide clinical development for Clostridium difficile infection.  Pruvel™ (prulifloxacin) is an antibiotic which has completed two Phase 3 clinical trials for the treatment of infectious diarrhea in travelers.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of fidaxomicin and Pruvel and their potential efficacy as treatments for their intended indications, the timing and anticipated results of clinical trials and partnership discussions, and plans related to regulatory filings. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs, uncertainty regarding regulatory requirements for approval, the timing of regulatory submissions and the uncertainty regarding whether such submissions will be accepted or approved, Optimer’s ability to enter into partnerships on favorable terms or at all, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Research grants	$176,202	$239,212	$583,992	$844,675
Collaborative research agreements	—	—	100,000	50,000
Total revenues	176,202	239,212	683,992	894,675
Operating expenses:
Research and development	7,192,383	7,877,906	26,519,447	21,003,764
Marketing	393,864	415,916	1,179,212	1,695,400
General and administrative	2,030,137	1,544,925	5,949,946	4,803,422
Total operating expenses	9,616,384	9,838,747	33,648,605	27,502,586
Loss from operations	(9,440,182)	(9,599,535)	(32,964,613)	(26,607,911)
Interest income and other, net	33,935	411,352	308,973	1,426,386
Net loss	$(9,406,247)	$(9,188,183)	$(32,655,640)	$(25,181,525)

Basic and diluted net loss per share	$(0.28)	$(0.31)	$(1.01)	$(0.89)

Shares used to compute basic and diluted net loss per share	33,103,345	29,253,693	32,250,194	28,377,733

Optimer Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,240,782	$16,778,880
Short-term investments	23,243,958	22,547,515
Prepaid expenses and other current assets	579,134	744,670
Total current assets	43,063,874	40,071,065
Property and equipment, net	697,328	694,183
Long-term investments	882,000	1,032,000
Other assets	498,644	498,250
Total assets	$45,141,846	$42,295,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,136,058	$3,767,831
Accrued expenses	3,890,438	4,045,660
Total current liabilities	$8,026,496	$7,813,491
Deferred rent	276,484	251,504
Commitments and contingencies	—	—
Stockholders’ equity	36,838,866	34,230,503
Total liabilities and stockholders’ equity	$45,141,846	$42,295,498